Exhibit 5.2

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

May 29, 2002

Kyphon Inc.
1350 Bordeaux Drive
Sunnyvale, CA 94089

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on May 29, 2002 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 10,594,599 shares of your Common Stock, par value $0.001 per share (the “Shares”), (i) 6,540,998 shares of which are subject to currently outstanding options under the 1996 Stock Option Plan, (ii) 3,103,601 shares of which are to be issued pursuant to options under the 2002 Stock Plan, (iii) 750,000 shares of which are to be issued pursuant to the 2002 Employee Stock Purchase Plan and (iv) 200,000 shares of which are to be issued pursuant to options under the 2002 Director Option Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI

By:	/s/ WILSON SONSINI GOODRICH & ROSATI